FOURTH AMENDMENT TO EXPENSE LIMITATION AND

REIMBURSEMENT AGREEMENT

This fourth amendment (“Amendment”) to the Expense Limitation and Reimbursement Agreement (the “Agreement”) dated as of March 28, 2018 by and between Syntax Advisors, LLC (the “Advisor”) and the Syntax ETF Trust (“Trust”) is entered into as of March 3, 2022 (the “Effective Date”).

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Advisor and the Trust wish to amend the Agreement to add the new series of the Trust identified below; and

WHEREAS, the Advisor and the Trust wish to amend the Agreement to state that the Advisor will waive any acquired fund fees and expenses of affiliated underlying funds held by Syntax Stratified Total Market II ETF or Syntax Stratified U.S. Total Market Hedged II ETF; and

WHEREAS, the Advisor and the Trust desire to amend a certain provision of the Expense Limitation Agreement with the intent to extend the effect of the Expense Limitation Agreement from May 1, 2022 to May 1, 2023 (and extending to June 7, 2023 only with respect to the Syntax Stratified Total Market II ETF);

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Schedule A to the Agreement is hereby deleted in its entirety and replaced by the Schedule A attached hereto which reflects the addition of the Syntax Stratified Total Market II ETF, Syntax Stratified LargeCap III ETF, Syntax Stratified Emerging Markets ETF, Syntax Stratified LargeCap ESG ETF, Syntax Stratified MidCap II ETF, Syntax Stratified U.S. Total Market Hedged II ETF, and Stratified SmallCap II ETF.

3.	The following sentence is added after the first sentence in the first provision (1.) of the Agreement:

“However, the Adviser shall waive a portion of its management fees for the Syntax Stratified U.S. Total Market ETF, Syntax Stratified U.S. Total Market Hedged ETF, Syntax Stratified Total Market II ETF, or Syntax Stratified U.S. Total Market Hedged II ETF in an amount equivalent to the acquired fund fees and expenses of any affiliated underlying fund.”

SYNTAX ETF TRUST		SYNTAX ADVISORS, LLC

By:	/s/ Rory Riggs	By:	/s/ Rory Riggs
	Rory Riggs, CEO		Rory Riggs, CEO

SYNTAX ETF TRUST

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

Schedule A

SERIES	EXPENSE CAP
Syntax Stratified LargeCap ETF	0.30%
Syntax Stratified MidCap ETF	0.35%
Syntax Stratified SmallCap ETF	0.40%
Syntax Stratified LargeCap II ETF	0.30%
Syntax Stratified U.S. Total Market ETF	0.35%
Syntax Stratified U.S. Total Market Hedged ETF	0.65%
Syntax Stratified 1000 ETF	0.30%
Syntax Stratified Europe & Asia Developed Markets ETF	0.45%
Syntax Stratified LargeCap ESG ETF	0.35%
Syntax Stratified Emerging Markets ETF	0.50%
Syntax Stratified MidCap II ETF	0.35%
Syntax Stratified SmallCap II ETF	0.40%
Syntax Stratified Total Market II ETF	0.35%
Syntax Stratified U.S. Total Market Hedged II ETF	0.65%
Syntax Stratified LargeCap III ETF	0.30%